Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

NRG Responds to CFTC Complaint

Minneapolis; July 01, 2004 — NRG Energy, Inc. (NYSE: NRG) has learned that the Commodity Futures Trading Commission (CFTC) has filed a civil compliant against the Company that alleges false reporting of natural gas trades from August 2001 to May 2002, prior to NRG filing for voluntary Chapter 11 protection in May of 2003.

NRG noted that CFTC’s lawsuit, which seeks only an injunction against future violations of the Commodity Exchange Act, is not necessary because the Company has complied and will continue to comply with the law. Furthermore, NRG no longer reports natural gas trades to industry publications.

Any financial claims against NRG made by the CFTC will be handled by the U.S. Bankruptcy Court in the Southern District of New York, which has sole jurisdiction over the matter. The Company believes that it is inappropriate for the CFTC to pursue claims in any other forum.

NRG Energy, Inc. owns and operates a diverse portfolio of power-generating facilities, primarily in the United States. Its operations include baseload, intermediate, peaking, and cogeneration facilities, thermal energy production and energy resource recovery facilities.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and typically can be identified by the use of words such as “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Forward-looking statements contained in this news release include, but are not limited to, the jurisdiction over this matter by the U.S. Bankruptcy Court. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, new facts arising of which the Company is not currently aware, and a determination that the U.S. Bankruptcy court does not have exclusive jurisdiction.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be read in conjunction with the risks and uncertainties that may affect NRG’s future results contained in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.

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Contacts:	Investor Inquiries Katy Sullivan, 612.373.8875 Media Inquiries Lesa Bader, 612.373.6992